NEWS RELEASE

Contact:                 Wendy S. Schmucker
Senior Vice President, Secretary and Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL POSTS INCREASED FIRST QUARTER 2011 EARNINGS

LATROBE, PA, May 3, 2011 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank & Trust of PA, has reported earnings for the quarter ended March 31, 2011. The Company earned $1,360,000 (or $.48 per average share outstanding) in 2011 compared to $1,350,000 (or $.47 per average share outstanding) in 2010.

President and Chief Executive Officer Gregg E. Hunter noted, “First quarter 2011 return on average assets (ROA) and return on average equity (ROE) were 1.52% and 11.74%. These high levels of profitability are exclusively attributable to core earnings generation and remain far above prevailing banking industry norms. Net interest margin and earning asset credit quality remained solid during 2011’s first quarter. Tax equivalent net interest margin was 5.20% and no loan loss provisions have been needed for nine consecutive fiscal quarters.  The Company’s diversified funding base experienced further volume, composition and cost improvement. Overhead was tightly controlled with net operating expense recording a modest decline. Capital continues to be strengthened solely through non-dilutive earnings retention. The Company’s reliable quarterly cash dividend payments remain very attractive relative to those paid by other banking institutions. At quarter-end, the Company’s tier one risk-based, total risk-based and leverage capital ratios were 20.29%, 21.09% and 12.07%. This growing capital base buttresses the Company’s ongoing financial condition and performance by providing the capacity to seize emerging opportunities.”

In addition to Latrobe, Pennsylvania where it is headquartered, the Company operates community banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company operates an asset management and trust division of Commercial Bank & Trust of PA headquartered in Greensburg, Pennsylvania. Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(Dollars in thousands)

	March 31,	March 31,
	2011	2010

ASSETS
Cash and due from banks on demand	$5,318	$5,535
Interest bearing deposits with banks	3	48
	5,321	5,583

Securities available for sale	136,795	141,943
Restricted investments in bank stock	4,122	4,567

Loans	190,040	200,095
Allowance for loan losses	(1,686)	(1,723)
Net loans	188,354	198,372

Premises and equipment	3,258	3,539
Investment in life insurance	15,594	15,042
Other assets	12,242	4,155

Total assets	$365,686	$373,201

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$82,098	$73,749
Interest bearing	207,898	203,708
Total deposits	289,996	277,457

Short-term borrowings	7,275	37,575
Long-term borrowings	10,000	10,000
Other liabilities	11,387	3,681
Total liabilities	318,658	328,713

Shareholders' equity
Common stock, par value $2 per share;
10,000,000 shares authorized; 3,600,000
shares issued; 2,860,953 shares
outstanding in 2011 and 2010	7,200	7,200
Retained earnings	47,937	44,944
Accumulated other comprehensive income	4,435	4,888
Treasury stock, at cost, 739,047 shares
in 2011 and 2010	(12,544)	(12,544)

Total shareholders' equity	47,028	44,488

Total liabilities and shareholders' equity	$365,686	$373,201

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2011	2010

INTEREST INCOME:
Interest and fees on loans	$2,717	$2,920
Interest and dividends on securities:
Taxable	923	1,323
Exempt from federal income taxes	728	448
Other	-	1
Total Interest income	4,368	4,692

INTEREST EXPENSE:
Interest on deposits	485	650
Interest on short-term borrowings	18	41
Interest on long -term borrowings	59	59
Total Interest expense	562	750

NET INTEREST INCOME	3,806	3,942
PROVISION FOR LOAN LOSSES	-	-

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,806	3,942

OTHER OPERATING INCOME:
Asset management and trust income	252	212
Service charges on deposit accounts	98	127
Other service charges and fees	216	207
Income from investment in life insurance	123	121
Other income	5	46
Total other operating income	694	713

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,585	1,519
Net occupancy expense	214	227
Furniture and equipment	109	142
Pennsylvania shares tax	126	126
Legal and professional	93	124
FDIC Insurance	87	82
Other expenses	675	707
Total other operating expenses	2,889	2,927

INCOME BEFORE INCOME TAXES	1,611	1,728
Income tax expense	251	378

Net income	$1,360	$1,350

Average Shares Outstanding	2,860,953	2,860,953

Earnings Per Share	$0.48	$0.47